As filed with the Securities and Exchange Commission on December 22, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under the Securities Act of 1933

SI INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	52-2127278
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

12012 Sunset Hills Road Reston, Virginia (703) 234-7000	20190-5869
(Address of Principal Executive Offices)	(Zip Code)

SI International Nonqualified Deferred Compensation Plan
(Full title of the Plan)

S. Bradford Antle
President and Chief Executive Officer
SI International, Inc.
12012 Sunset Hills Road
Reston, Virginia 20190-5869

(Name and Address of Agent For Service)

(703) 234-7000

(Telephone number, including area code, of agent for service)

with a copy to:

Jeffrey B. Grill, Esq.
Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, NW
Washington, DC 20037-1122
(202) 663-8000

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-111551) (the “Original Registration Statement”) is being filed to amend the disclosure in Item 4 of Part II of such registration statement to provide that members of the Board of Directors of the Registrant now have the opportunity to defer the receipt of certain pre-tax cash compensation under the SI International Nonqualified Deferred Compensation Plan.

The applicable registration fee was paid at the time of the filing of the Original Registration Statement.

PART I.                                                  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is included in documents sent or given to participants in the Nonqualified Deferred Compensation Plan of SI International, Inc., a Delaware corporation (the “Registrant”), pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II.                                              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission.  The following documents, which are on file with the Securities and Exchange Commission, are incorporated in this Registration Statement by reference:

(a)                                  the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended on Form 10-K/A filed on May 12, 2006;

(b)                                 the Registrant’s Proxy Statement related to the annual meeting held on June 28, 2006, filed on April 25, 2006;

(c)                                  the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2006, filed on May 9, 2006;

(d)                                 the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2006, filed on August 9, 2006;

(e)                                  the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, filed on November 7, 2006; and

(f)                                    the Registrant’s Current Reports on Form 8-K filed on: January 6, 2006, as amended on Forms 8-K/A filed on February 2, 2006 and February 24, 2006; February 1, 2006; February 14, 2006; February 21, 2006; February 24, 2006; March 3, 2006; March 21, 2006; April 7, 2006; May 2, 2006: May 5, 2006; June 21, 2006; August 1, 2006, as amended on Form 8-K/A filed on August 24, 2006; August 10, 2006; September 11, 2006, as amended on Form 8-K/A filed on October 2, 2006; October 6, 2006, as amended on Form 8-K/A filed on October 17, 2006; October 12, 2006; October 16, 2006; October 31, 2006; November 8, 2006 and December 19, 2006.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

The SI International Nonqualified Deferred Compensation Plan (the “Plan”) provides a select group of management, members of the Board of Directors or highly compensated employees (“Eligible Employees”) of the Registrant and certain affiliates with the opportunity to defer the receipt of certain pre-tax cash compensation.  The obligations of the Registrant under the Plan (the “Deferred Compensation Obligations”) will be general unsecured obligations of the Registrant to pay deferred compensation in the future to participating Eligible Employees

(“Participants”) in accordance with the terms of the Plan from the general assets of the Registrant and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.  The Deferred Compensation Obligations include compensation deferred by Participants, contributions made to Participants’ Plan accounts by the Registrant and investment earnings (or losses) thereon.  Such obligations will be denominated and payable in United States dollars.

Subject to certain limits set forth in the Plan, each Participant may elect to defer a fixed dollar amount or a percentage up to 100% of his or her salary payable with respect to a particular calendar year and/or up to 100% of his or her bonus, if any, and/or commissions, if any, with respect to a particular fiscal year of the Registrant.  The Registrant may make a discretionary contribution in any amount on behalf of one or more Participants at the end of each fiscal year.

The Registrant maintains bookkeeping accounts to which Participants’ deferrals and Registrant contributions are credited.  A Participant is 100% vested in his or her compensation deferrals at all times.  While the Participant is serving as a member of the Board of Directors or employed by the Registrant or its affiliates, he or she becomes vested in any amounts contributed by the Registrant at the conclusion of three years after the contribution is made.  The Participant becomes fully vested in all amounts contributed by the Registrant upon the Participant’s attainment of the age of 60 or due to the Participant’s death or disability or a change of control of the Registrant.

Deferred compensation and vested Registrant contributions (adjusted for deemed investment returns) are generally distributed upon termination of employment.  However, participants may elect an in-service distribution date, provided that such date is the first date of a calendar year five, seven or ten years from the effective date of the Participant’s compensation deferral agreement.  A Participant, subject to the approval of the plan administrator in its sole and absolute discretion, may elect to receive distribution of all vested amounts in his or her account, subject to forfeiture of 10% of all vested amounts in his or her account and suspension of participation in the Plan for the remainder of the calendar year in which the distribution is requested and all of the following calendar year.  Participants may also request an early distribution of deferred compensation in the event of an unforeseeable emergency.

Participants may elect that their Plan benefits be distributed in a lump sum or in annual installments over a period of five, ten or fifteen years.

No amount payable or deliverable under the Plan will be subject to anticipation, assignment, transfer, sale, mortgage, pledge or hypothecation.  The plan administrator will not recognize any attempt by a third party to attach, garnish or levy upon any benefit under the Plan except as may be required by law.

The Registrant reserves the right to amend or terminate the Plan at any time.

The total amount of the Deferred Compensation Obligations is not determinable because the amount will vary depending upon the level of participation by Eligible Employees and the amounts of their salaries, bonuses and commissions.  The duration of the Plan is indefinite.

The Deferred Compensation Obligations are not convertible into another security of the Registrant.  The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant.  Each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default by the Registrant.

Item 5.    Interests of Named Experts and Counsel.

Not Applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations.  A corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  A corporation may indemnify such a person against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

A corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  A corporation may indemnify such a person against expenses actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation.  In such cases, however, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably be entitled to indemnity for such expenses, as the court deems proper.

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses actually and reasonably incurred by such person in connection therewith.

Indemnification may be made pursuant to paragraphs above only if a determination is made that indemnification is proper because the person has met the applicable standards of conduct described above.  This determination must be made by a majority vote of the directors who are not parties to the action, a committee of such directors designated by a majority vote of such directors, independent legal counsel, or the stockholders.

Pursuant to our bylaws, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the Registrant’s request as a director, officer, employee or agent of another company or of a partnership, joint venture trust or other enterprise, will be indemnified and held harmless to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification will continue as to an indemnitee who has ceased to be a director, officer, employee or agent and will inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except with respect to proceedings to enforce rights to indemnification, we will indemnify an indemnitee in connection with a proceeding initiated by that indemnitee only if the proceeding was authorized by our board.

Our charter specifically provides that our directors are not personally liable to the Registrant or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•                  for any breach of the director’s duty of loyalty to us or our stockholders,

•                  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•                  under Section 174 of the Delaware General Corporation Law, or

•                  for any transaction from which the director derived any improper personal benefit;

provided that, if the Delaware General Corporation Law is amended subsequent to the approval of our charter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the amended Delaware General Corporation Law.

We have purchased an insurance policy with a benefit of approximately $25.0 million in order to insure our officers and directors against certain liabilities incurred by them in the discharge of their functions as such officers and directors, except for liabilities resulting from their own malfeasance.

The Registrant has entered into indemnity agreements with its directors and certain of its officers, which provide, among other things, that the Registrant will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director or executive officer of the Registrant, and otherwise to the fullest extent permitted under Delaware law and the Registrant’s bylaws.  These agreements are in addition to the indemnification provided to the Registrant’s officers under its bylaws in accordance with Delaware law.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The Exhibit Index immediately preceding the exhibits is attached hereto and incorporated herein by reference.

Item 9.    Undertakings.

1.

(a)                                  The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(b)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Reston, Commonwealth of Virginia on this 22nd day of December, 2006.

SI International, Inc.

By:	/s/ S. Bradford Antle
S. Bradford Antle
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ S. Bradford Antle	President and Chief Executive Officer,	December 22, 2006
Bradford Antle	and Director

/s/ Thomas E. Dunn	Executive Vice President, Chief	December 22, 2006
Thomas E. Dunn	Financial Officer and Chief
Accounting Officer

*	Chairman of the Board of Directors	December 22, 2006
Ray J. Oleson

Director
Maureen A. Baginski

*	Director	December 22, 2006
Charles Bowsher

*	Director	December 22, 2006
James E. Crawford, III

*	Director	December 22, 2006
Dr. Walter J. Culver

*	Director	December 22, 2006
Walter C. Florence

*	Director	December 22, 2006
General R. Thomas Marsh (USAF-Ret.)

Signature	Title	Date

Director
General Dennis J. Reimer (USAF-Ret.)

*	Director	December 22, 2006
Edward H. Sproat

Director
John P. Stenbit

*By:	/s/ Thomas E. Dunn
Thomas E. Dunn (Attorney-in-Fact)

EXHIBIT INDEX

Exhibit Number	Description

4.1	SI International Nonqualified Deferred Compensation Plan (filed herewith)

23.1	Consent of Ernst & Young LLP (filed herewith)

24.1	Power of Attorney (included in the signature page to the Original Registration Statement filed on December 23, 2003)